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                                                           Exhibit 11.1

                        PAYLESS SHOESOURCE, INC.
                        ------------------------
                 COMPUTATION OF NET EARNINGS PER SHARE
                 -------------------------------------


                                          13 Weeks Ended
                                        ------------------
                                         May 2,    May 3,
(Thousands, except per share)             1998      1997
                                        --------  --------
Basic Computation:
------------------

Net earnings                            $ 37,758  $ 32,427

Common shares outstanding                 37,308    39,897
                                        --------  --------

Net earnings per share                  $   1.01  $   0.81
                                        ========  ========



Diluted Computation:
--------------------

Net earnings                            $ 37,758  $ 32,427

Common shares outstanding                 37,308    39,897

Net effect of dilutive stock
options based on the treasury
  stock method                               493       161
                                        --------  --------
Outstanding shares for diluted
  earnings per share                      37,801    40,058
                                        ========  ========

Diluted earnings per share              $   1.00  $   0.81
                                        ========  ========



Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.









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